Exhibit 10.4    Service Agreement, by and between Ci4net.com and
                Dale Morrison







Mr. Dale F. Morrison
130 Hodge Road
Princeton, New Jersey 08540

Dear Mr. Morrison:

Ci4Net.com, Inc. (the "Company") agrees to employ you and you agree to accept employment upon the terms and conditions set forth in this agreement (the "Agreement").

1. Term. The term of this Agreement will commence on the date hereof (the "Effective Date") and continue until December 31,
2003 unless earlier terminated pursuant to the provisions of Paragraph 4 (the "Term").

You and the Company agree and acknowledge that the Company has no obligation to extend the Term or to continue your employment after expiration of the Term, and you and the Company expressly acknowledge that no promises or understandings to the contrary have been made or reached. You and the Company also agree and acknowledge that should you and the Company choose to continue your employment for any period of time following the expiration of the Term (including any extensions thereof) without a written agreement that the provisions of Paragraphs 5, 9 and 10 shall continue to apply during any such "at will" employment.

2. Duties. You agree to be employed and perform your exclusive full-time services for the Company upon the terms and conditions of this Agreement; provided, however, that nothing herein shall prevent or preclude your involvement or participation, so long as it does not materially interfere with the performance of your duties hereunder, in (i) the management of your personal investments; (ii) your service on the boards of three charitable organizations on which you currently serve and (iii) subject to the prior written approval of the Board, which shall not be unreasonably withheld, and your compliance with the provisions of Paragraph 5(c) hereof, your service on the board of directors of any charitable, civic or business organization. You will perform your services hereunder as Chief Executive Officer of the Company, reporting directly to, and performing the services commensurate with your position as requested from time to time by, the Board of Directors of the Company (the "Board") or its duly authorized officers. It is anticipated that, subject to shareholder approval, you will be appointed as a member of the Board. Your services hereunder shall be substantially consistent with, and you shall have the duties, authorities and responsibilities substantially commensurate with, those of a chief executive officer of a company of similar size and nature as the Company. You shall render your services hereunder in metropolitan areas of London, England and New York, New York, provided that you agree to such travel as is reasonably necessary or desirable for the performance of your duties hereunder.

3.   Compensation and Related Matters.

(a) Base Salary. For all services rendered under this Agreement, commencing May 1, 2000, the Company or its affiliates will pay you base salary at an annual rate of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), payable in accordance with the Company's applicable payroll practices ("Base Salary"). Your Base Salary will be reviewed at least once during each full year during the Term and may be increased (but not decreased) at the sole and absolute discretion (without any obligation to do so) of the Board, with such new amount constituting "Base Salary" for all purposes hereunder.

(b) Bonus Compensation. You will be eligible to receive an annual bonus as determined by the Board based on the achievement of certain reasonable performance objectives with respect to the Company as adopted by the Board after discussion with you. Your target annual bonus (the "Target Bonus") will be One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), pro rated for any partial year of your employment, and will be paid at the same time as other executives are paid bonuses for each fiscal year of the Company. Your Target Bonus is not a guaranteed bonus. Your Target Bonus shall be increased proportionately with any increase in your Base Salary so as to consitute at least 42.8% of your Base Salary, with such new amount constituting "Target Bonus" for all purposes hereunder (it being understood and agreed for the avoidance of doubt that the Board is under no obligation to increase your Base Salary).

(d)  Options.

(i) Initial Option Grant. The Company will grant to you an option (the "Initial Grant") to purchase 1,225,000 common shares, $0.001 par value, of the Company ("Common Shares") at an exercise price per share equal to the offering price per share in the proposed underwritten secondary offering of the Company's securities (the "Secondary Offering"). Except as otherwise provided herein the Initial Grant will vest as follows: (i) one quarter of the Initial Grant (with respect to 306,250 Common Shares) will vest on the date of grant; and (ii) the remaining three quarters of the Initial Grant will vest in equal one-sixteenths (with respect to 76,562.5 Common Shares) of the entire Initial Grant at the end of each calendar quarter during your continuous employment by the Company commencing March 31, 2001; provided that if you remain continuously employed by the Company on the first anniversary following a Change of Control (as defined below), any unvested portion of the Initial Grant will vest in an amount equal to one quarter thereof (i.e., with respect to 306,250 Common Shares or such lesser unvested amount), with the remaining unvested portion continuing to vest in equal one-sixteenths of the entire Initial Grant at the end of each calendar quarter during your continuous employment by the Company following such one-year anniversary of a Change of Control (together with the other provisions relating to vesting set forth in this Agreement, the "Vesting Schedule"). For purposes hereof, the term "Change of Control" shall mean (A) any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in
Section 13(d) of the Exchange Act but excluding the Company and any affiliate thereof (including, without limitation, Kevin Leech and Lee Cole and any of their affiliates) and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing more than 110% of the percentage ownership of combined voting power in the Company held or controlled collectively by Kevin Leech and Lee Cole, or their affiliates;
(B) any merger, combination, consolidation, sale of substantially all of the assets of the Company, liquidation, dissolution or similar transaction (other than in connection with ordinary sales to the public, or repurchases by the Company, of the Company's securities) involving the Company following which the holders of the capital stock of the Company immediately prior to such transaction will not own in substantially the same percentages as prior to such transaction more than 50% of the Company's capital stock entitled to vote for directors of the resulting entity other than by a merger, combination, consolidation or similar transaction by an affiliate of the Company; or (C) if within any 12-month period commencing after the election of the Board in the year 2000, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company; provided that for this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the nomination or recommendation of, or with the approval of, at least 51% of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a person or entity (other than the Board) or who has entered into an agreement to effect a Change of Control or expressed an intention to cause such a Change of Control).

     (ii) Subsequent Grants. For each subsequent fiscal year of the Term after the fiscal year in which the Initial Grant is made, the Board may (but shall not be obligated to) grant to you additional options to purchase Common Shares in amounts and exercise prices determined by the Board in its sole discretion ("Subsequent Grants").

The Initial Grant and any Subsequent Grants will become exercisable and be granted pursuant to the Company's Option Plan (the "Option Plan") and will in all respects be subject to the terms and conditions of the Option Plan and any applicable option agreement; provided that to the extent of any inconsistency between this Agreement and the Option Plan or any applicable option agreement, the terms of this Agreement shall control.

(e) Restricted Share Awards. The Company will issue you shares of Common Stock having a value of $500,000 (based on the offering price of the Secondary Offering) as a sign-on bonus (the "Restricted Shares"), which shares will vest on the same terms as the Vesting Schedule as the Initial Grant above, and will lend you up to $250,000 pursuant to a full-recourse promissory note (which note will have a term that runs 120 days beyond the Term, bear interest at the lowest applicable Federal rate, and be secured by such shares pursuant to a pledge agreement in form and substance reasonably satisfactory to the Company executed and delivered by you together with the certificates for such shares accompanied by stock powers endorsed in blank) in order to enable you to pay income taxes on such sign-on bonus (the "Tax Note"). In addition, you will be allowed to purchase up to $2,000,000 of Common Stock at the offering price of the Secondary Offering, which will be fully vested when purchased, and the Company will lend you funds sufficient to make such purchase pursuant to a promissory note (the "Stock Note") having substantially the same terms as the Tax Note other than its being only 20% recourse to you and otherwise secured only by such shares. You hereby covenant not to sell more than 5% of the shares acquired pursuant to this paragraph until the earliest of (i) one year from the date of issuance or acquisition, (ii) the termination of your employment with the Company or (iii) the occurrence of a Change in Control.

(f) Benefits. You will be entitled to participate at a level not less favorable than that afforded other executives of the Company in the Company employee benefit plans, policies and programs (the "Company Benefits"), in accordance with and subject to the terms and conditions thereof. You will be entitled to vacation with pay during the Term in accordance with the Company's vacation policy in effect from time to time; provided, however, that you shall be entitled to not less than four (4) weeks of paid vacation in each calendar year. The Company will also provide round trip business class airfare between London and New York for you and your spouse (i) twice monthly until May 1, 2001 and (ii) once monthly thereafter during the Term. In addition, the Company will provide you with a term life insurance policy in the amount of $3,000,000, and you hereby agree to submit to medical examinations as requested by the Company in order to obtain such insurance policy.

(g) Expense Reimbursements. During your employment, the Company will reimburse you for your reasonable and necessary business expenses in accordance with its then prevailing policy for senior executives at your level (which will include appropriate itemization and substantiation of expenses incurred). The Company agrees to reimburse you for your reasonable legal fees in connection with the negotiation, execution and delivery of this Agreement in an amount not to exceed $25,000.

(h) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as will be required to be withheld pursuant to any applicable laws or regulations.

(i) Expatriation Package. The Company will provide you with a relocation package, which will include reimbursement of your reasonable moving-related expenses, tax equalization, expatriate cost of living adjustment based on standard recognized differential for US employees in UK, apartment and automobile, and the details of which will be mutually agreed upon between you and the Company.

4.   Compensation Upon Certain Termination Events.

(a) Compensation Payable. Should your employment with the Company terminate, you will be entitled to the amounts and benefits shown on the following table, subject to Paragraphs 4(b) through 4(h) and Paragraph 5(g). In the event of such termination, and except for payments noted in this Paragraph 4 and expense reimbursements in accordance with Paragraph 3(f) and Paragraphs 9(d) and 10, the Company will have no further obligations to you under this Agreement.
Termination For Cause/Voluntary Termination without Good Reason
     Involuntary Termination/ Good Reason    Disability     Death

Payment of (1) any accrued but unpaid Base Salary and, if earned and announced by the Board with respect to the prior fiscal year and not previously paid, any bonus owing to you for such prior fiscal year, (2) any accrued but unpaid vacation due you at the end of the Term, (3) other unpaid amounts then due you under Company benefit plans or programs, and (4) termination and cancellation of all unvested Restricted Shares and options, with
30 days to exercise vested options.     Same as for termination
for Cause except that (1) your Base Salary, Target Bonuses will continue through the expiration of the Term, (2) benefits (other than benefits provided under (a) any plan qualified under Section 401(a) of the Internal Revenue Code and (b) any stock or incentive based plan) will continue through the earlier of the first anniversary of the termination of your employment or the end of the otherwise applicable Term, provided you meet the requirements in Paragraph 5 and subject to the terms and conditions of each benefit plan (other than the requirement of continued employment) and provided further that such benefits shall terminate upon your securing other employment with substantially similar benefits, (3) all of the Restricted Shares and Initial Grant shall vest (and be exercisable for one year from termination of your employment), and (4) the reasonable repatriation expenses for you, your spouse, your children and
your possessions ("Repatriation Expenses") will be paid.    Your
Base Salary will continue until the earliest of (1) the 180th day following the start of your disability absence, or (2) your death and will be reduced by other Company-provided disability benefits available to you. Payment of (1) any accrued but unpaid Base Salary, bonus due you for the prior year, if any, and pro rata Target Bonus through the date of termination, (2) any accrued but unpaid vacation to due you at the end of the Term, (3) other unpaid amounts then due you under Company benefit plans or programs, (4) vesting of Restricted Shares and Options that would otherwise have vested within one year of the termination of your employment (which shall be exercisable for one year from termination of your employment), and (5) Repatriation Expenses will be paid. Payment of (1) any accrued but unpaid Base Salary, bonus due you for the prior year, if any, and pro rata Target Bonus through your date of death, (2) any accrued but unpaid vacation due you at the end of the Term, and (3) other unpaid amounts then due you under Company benefit plans or programs, except that those payments will be made to your estate or legal representative, and your death benefits payable due to your death under Company employee benefit plans or programs will also be paid, (4) vesting of Restricted Shares and Options that would otherwise have vested within one year of your death (which shall be exercisable for one year from termination of your death), and
(5) Repatriation Expenses will be paid.

Within 120 days after any termination you shall repay each of the Tax Note and the Stock Note in full, except that prior to such time the Company shall be entitled pursuant to Paragraph 4(g) hereof to offset as a prepayment of the Tax Note and the Stock Note any amounts payable to you hereunder by any outstanding amounts thereunder.

(b) Termination for Cause. The Company may terminate your employment for Cause at any time. "Cause" will mean: (i) your willful misconduct or gross negligence, or your material failure to comply with the written policies of the Company, that involves fraud against the Company or has a material adverse effect on Company; (ii) your willful failure to follow the lawful and reasonable direction of the Board; (iii) your willful failure to perform the duties required hereunder (other than a result of your Disability) after delivery of a written demand for substantial performance by the Board; or (iv) your conviction of or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or any felony. No act or failure to act will be "willful" unless done or omitted to be done, not in good faith and without reasonable belief that action or omission was in the best interests of the Company. No termination for Cause (other than a termination for Cause arising from clause (iv) of the immediately preceding sentence) shall be effected without providing you a reasonable opportunity (but not more than 2 days' notice) to appear before Board.

(c) Involuntary Termination. The Company may terminate your employment other than for Cause or other than on account of your death or Disability, as defined in Paragraph 4(d). Any such termination of your employment shall be deemed to be an "Involuntary Termination" for all purposes of this Agreement. In such case you will receive Base Salary, Target Bonuses and benefits as specified in Paragraph 4(a); provided the Company will retain a right of offset as set forth in Paragraph 4(g) against the amounts payable to you under this Paragraph with respect to the period following the date of your termination.
You agree that you will have no rights or remedies in the event of your Involuntary Termination other than those set forth in this Agreement.

(d) Termination for Disability. The Company may terminate your employment on account of a Disability, in which case you will receive the payments and benefits specified in Paragraph 4(a). You will be deemed to have a "Disability" if you are incapacitated by a physical or mental condition, illness or injury which has prevented you from being able to perform substantially the duties of your position under this Agreement in a satisfactory fashion for all of a consecutive 180-day period or for 180 non-consecutive days in any 12-month period.

(e) Death. If you die while employed under this Agreement the Term shall automatically terminate and your estate or legal representative will receive the payments and benefits specified in Paragraph 4(a).

(f) "Good Reason" Termination. You may terminate your employment voluntarily for Good Reason and will be entitled to receive the same payments and benefits which would be payable upon Involuntary Termination pursuant to Paragraph 4(c), subject to the same limitations and conditions set forth therein. "Good Reason" means the occurrence of any of the events in the immediately succeeding sentence, which is not remedied within 30 days after receipt of written notice from you specifically delineating each such event which you claim is a breach of this Agreement and setting forth your intention to terminate your employment if such breach is not duly remedied. "Good Reason" will mean only: (i) any material diminution of your position, duties or responsibilities (except for Disability or temporarily illness or other absence) or assignment of duties or responsibilities that are inconsistent with your position; (ii) relocation of your place of employment more than 50 miles from the metropolitan areas of London, England or New York, New without your consent; or (iii) any other willful and material uncured breach by the Company of the material terms of this Agreement (including failure of a successor to assume its obligations in accordance with Paragraph 8); provided that no act or failure to act will be "willful" unless done, or omitted to be done, in bad faith.

(g) Offset. If your employment terminates for any reason, the Company will retain a right of offset against any liability to you, and will be entitled to reduce the amount of any compensation and benefits payable to you under this Agreement by the outstanding principal and interest on the Tax Note and the Stock Note, any applicable withholding or other tax liabilities owed by you which the Company is required to withhold, and any other monetary obligations owed by you to the Company.

(h) Notice of Voluntary Termination Without Good Reason. You hereby agree that any voluntary termination by you without Good
Reason shall be made only after 60 days' prior written notice of such intention to the Company.

(i) Excise Tax Gross Up. If you become entitled to the payments and benefits (collectively, "Severance Benefits") described in this Agreement or otherwise as a result of a change in ownership or control of the Company (as such terms are defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and such payments are determined by the Company (or its accountants) or the Internal Revenue Service (the "IRS") to be subject to any excise tax (the "Excise Tax") imposed under
Section 4999 of the Code, the Company shall pay to you, or to the IRS on your behalf, an additional amount (the "Gross-up Payment") such that the net amount retained by you after deduction of any Excise Tax and any federal, state and local income and employment tax and Excise Tax imposed upon the Excise Tax and the Gross-up Payment shall be equal to the Severance Benefits (which amount shall remain subject to withholding by the Company or payment by you of all otherwise applicable taxes other than the Excise Tax and resultant taxes thereon as aforesaid). The Company and you shall each cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Benefits; provided that the Company shall control and provide legal counsel with respect to all proceedings taken in connection with a contest of the determination of the existence and amount of any Excise Tax; and provided further that you shall promptly reimburse the Company for any refunded payments (and the Company will pay to you or to the IRS on your behalf any deficiencies) in respect of any purported Excise Tax and other taxes hereunder.

5.   Covenants.

(a) Acknowledgment. You acknowledge that you currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company or its affiliates. You agree that the Company would be severely damaged if you misused or disclosed this information. To prevent this harm, you are making the promises set forth in this Paragraph. You acknowledge that the provisions of this Paragraph are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions would result in irreparable injury to the Company. In the event of a violation of the provisions of this Paragraph, you further agree that the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.

(b) Promise Not to Disclose. You will hold in a fiduciary capacity, for the benefit of the Company, all confidential or proprietary information, knowledge and data of the Company which you may acquire, learn, obtain or develop during your employment by the Company. Further, you will not, during the Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another any such information, knowledge or data. You make the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of affiliates, customers, contractors and others with whom the Company has a business relationship or to whom the Company or its affiliates owe a duty of confidentiality. The confidential or proprietary information covered by this protection includes, but is not limited to, matters of a business or strategic nature, such as information about costs and profits, projections, personnel information, reengineering, records, customer lists, contact persons, customer data, software, sales data, possible new business ventures and/or expansion plans, or matters of a creative nature, including without limitation, matters regarding ideas of a literary, creative, musical or dramatic nature, or regarding any form of product produced, distributed or acquired by the Company ("Company Information"). Anything contained herein to the contrary notwithstanding, for purposes of this Agreement, "Company Information" and "confidential or proprietary information, knowledge and data" shall not include information which is generally known in the industry or is in the public domain, prior to any unauthorized disclosure of such information by you. Company Information will be considered and kept as the private, proprietary and confidential information of the Company except in furtherance of the Company's business or within the Company as required to perform services, and may not otherwise be divulged (A) without the express written authorization of the Company or (B) unless required by law or ordered by a court or
(C) unless the Company Information is generally known in the industry or to the public, provided that you provide the Company with prior written notice of such disclosure.

(c) Promise Not to Engage In Certain Activities. You will not at any time during your employment by the Company and until the first anniversary of the termination of your employment be or become (i) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is competitive with the business of the Company and its affiliates, or which the Company and its affiliates has made material preparations to enter, at the time of your termination or (ii) directly or indirectly a stockholder or officer, director, agent, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such business. The provisions of this Paragraph will not be deemed to prohibit your purchase or ownership, as a passive investment, of not more than five percent (5%) of the outstanding capital stock of any corporation whose stock is publicly traded.

(d) Promise to Return Property. All records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the Company's business in whatever form (including electronic) which you possess will be returned to the Company upon the termination of your employment, whether such termination is at your or the Company's request.

(e) Promise Not to Solicit. You will not during the period of your employment by the Company and until the first anniversary of the termination of your employment induce or attempt to induce any employees, consultants, contractors or representatives of the Company (or those of any of its affiliates) to stop working for, contracting with or representing the Company or any of its affiliates or, with respect to any of the foregoing under an exclusive contractual arrangement with the Company, to work for, contract with or represent any of the Company's (or its affiliates') competitors.

(f) Company Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with the Company and/or any of the Company's affiliates and any works in progress, will be works-made-for hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to you whatsoever. You will, from time to time, as may be requested by the Company, do any and all things which the Company may reasonably deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being your employer.

(g) Prior Restrictions. You represent that you are free to enter into this Agreement and are not restricted in any manner from performing under this Agreement by any prior agreement, commitment, or understanding with any third party, including, without limitation and to the best of your knowledge, your agreements with Campbell Soup Company ("CSC"). In the event any lawsuit or injunction is brought by CSC in connection with any non-compete agreement between you and CSC, you hereby agree that the Company shall have the right to void this Agreement without any of the termination consequences set forth in Paragraph 4 (provided that the nature of such termination shall be referred to by both parties as a mutual voluntary termination not for Cause) and that you shall automatically forfeit any options and Common Stock granted to, or purchased by, you hereunder (and the Stock Loan shall be cancelled and forgiven to the extent used to purchase, and upon your returning to the Company, any Common Stock purchased therewith); provided that if this Agreement is voided as aforesaid after the one-month anniversary of the Effective Date, you shall be entitled to retain that portion of the Initial Grant and the Restricted Shares on a pro rata basis determined on the basis of the number of full months you have been actively employed by the Company over the total number of months it would otherwise have taken for the Initial Grant and the Restricted Shares to vest in full. If you have acquired confidential or proprietary information in the course of your prior employment or as a consultant, you will fully comply with any duties not to disclose such information then applicable to you during the Term.

6. Services Unique. You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which the Company cannot be reasonably or adequately compensated for in damages. In the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services), the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies. This provision will not be construed as a waiver of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company's rights and remedies will be unrestricted.

7. Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by next-day delivery service with confirmation of receipt, addressed as follows:

If to Employee:

At the address indicated on the first page hereof, with a copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017
Attn: Alvin H. Brown

If to the Company:

Ci4net.com, Inc.
One Rockefeller Plaza
Suite 1600
New York, NY 10020
Attention:  Human Resources

with a copy to:

Wollmuth Maher & Deutsch LLP
          500 Fifth Avenue, Suite 1200
          New York, NY 10110
Attention:  David H. Wollmuth and Mason H. Drake

or to such other address as either party will have furnished to the other in writing. All notices and communications shall be deemed to have been duly given and received: (a) on the date of receipt, if delivered by hand or by telecopier confirmed electronically; (b) three (3) business days after being sent by first class certified mail return receipt requested postage prepaid; or (c) one (1) business day after sending by next-day delivery service with confirmation of receipt. As used herein, the term "business day" means any day that is not Saturday, Sunday or a legal holiday in the State of New York.

8. Assignment/Affiliated Corporations. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation your estate and heirs in the case of any payments due to you hereunder). The Company may only (and, with respect to clause (b) below, must) assign this Agreement and its liabilities, rights and obligations hereunder (a) to any entity controlled by, controlling or under common control with the Company, or (b) to any entity which, by way of merger, consolidation or sale of substantially all of the assets of the Company, becomes a successor to the Company, so long as in the case of either clause (a) or (b) such successor assumes in writing the Company's obligations hereunder and, unless you consent in writing, the Company remains fully liable for any such liabilities, rights and obligations. You acknowledge and agree that all of your covenants and obligations to the Company, as well as the rights of the Company hereunder, will run in favor of and will be enforceable by the Company, its affiliates and assigns and their successors, as permitted consistent with the provisions of this Paragraph 8.

9.   Arbitration of Disputes.

(a) Arbitrable Disputes. You agree to use final and binding arbitration to resolve any dispute (an "Arbitrable Dispute") between you and the Company and/or any affiliate. This arbitration agreement applies to all matters relating to this Agreement, your employment with and/or termination from the Company, including disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due to your hereunder, and further including all claims arising out of any alleged discrimination, harassment, retaliation, including, but not limited to, those covered by the New York Human Rights Law, N.Y. Exec. Law Section 296, the 1964 Civil Rights Act, 42 U.S.C. Section 2000e et seq., the federal Age Discrimination in Employment Act, the Americans With Disabilities Act, and the Family and Medical Leave Act.

(b) Injunctive Relief. Notwithstanding Paragraph 9(a), due to the irreparable harm that would result from an actual or threatened violation of Paragraph 5 that involves disclosure or use of confidential information, trade secrets, or competition with the Company and Paragraphs 2 and 6 that involve exclusivity of your services with the Company, you agree that the Company may seek an injunction prohibiting you from committing such a violation.

(c) The Arbitration. Arbitration will take place in New York, New York before a single experienced employment arbitrator licensed to practice law in New York and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way.

(d) Fees and Expenses. In connection with any dispute hereunder (unless such dispute is caused, created or prosecuted by you in bad faith without a reasonable basis in law or fact), you shall be entitled to recover the reasonable fees and expenses of your attorneys from the Company whether or not you prevail. In any arbitration the fees and expenses of the arbitrator shall be paid by the non-prevailing party. The arbitrator shall determine the prevailing party and whether or not you have acted in bad faith without a reasonable basis in law or fact.

(e) Exclusive Forum. Arbitration in this manner will be the exclusive forum for any Arbitrable Dispute. Should you or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Paragraph, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys' fees incurred as a result of that breach. The provisions of this Paragraph 9 and Paragraphs 4, 5 and 10 shall survive any termination of the Term of this Agreement.

10. Indemnification. The Company agrees that you will be entitled to indemnification and payment or reimbursement of expenses (including attorney's fees and expenses) to the fullest extent permitted by applicable law and provided for in the Certificate of Incorporation and By-laws of the Company for all damages, losses and expenses incurred by you in connection with any claim, action, suit or proceeding which arises from your services and/or activities as an officer and/or employee of the Company or any affiliate thereof. The Company shall maintain Directors and Officers liability insurance in such amounts as determined by the Board after discussion with you.

11. Miscellaneous. No provisions of this Agreement may be amended, modified, waived, or discharged except by a written document signed by you and a duly authorized officer of the Company. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of New York without regard to its conflicts of law principles. This Agreement will be binding upon, and will inure to the benefit of, you and your estate and the Company and any successor thereto, but neither this Agreement nor any rights arising under it may be assigned or pledged by you.

12. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute the same instrument.

14. Entire Agreement. This Agreement, together with any applicable option agreement, sets forth the entire understanding between us; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. All prior employment agreements, understandings and obligations (whether written, oral, express or implied) between us, if any, are terminated as of the commencement date of the Term and are superseded by this Agreement.

Very truly yours,

CI4NET.COM, INC.



By:_______________________
Name :
Title:

ACCEPTED AND AGREED:


___________________
DALE F. MORRISON